Other Exhibit

DREYFUS PREMIER STOCK FUNDS

Certificate of Secretary

The undersigned, John B. Hammalian, Secretary of Dreyfus Premier Stock Funds (the "Fund"), hereby certifies that set forth below is a copy of the resolution adopted by the Fund's Board authorizing the signing by Mark N. Jacobs, James Windels, Michael A. Rosenberg, Steven F. Newman, Robert R. Mullery, Jeff Prusnofsky and John B. Hammalian on behalf of the proper officers of the Fund pursuant to a power of attorney:

RESOLVED, that the Registration Statement and any and all amendments and supplements thereto, may be signed by any one of Mark N. Jacobs, James Windels, Michael A. Rosenberg, Steven F. Newman, Robert R. Mullery, Jeff Prusnofsky and John B. Hammalian as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact, hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as fully to all intents and purposes as the officer, for whom he is acting as attorney-in-fact, might or could do in person.

           IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Fund on January 23, 2003.

/s/ John B. Hammalian
John B. Hammalian,
Secretary